EXHIBIT 2.4

                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is effective as of the 1st day of October, 2003 (the "Effective Date"), by and between Professional Staff Management, Inc., an Indiana corporation ("PSM"), Professional Staff Management, Inc. II, an Indiana corporation, Pro Staff, Inc., an Indiana corporation (collectively the "Companies"), and Harlan M. Schafir (the "Executive").

                                     Recital

         Each of the Companies has determined that it is in the best interests of the Companies to obtain the benefit of the Executive's services, experience and loyalty, and the Executive desires to provide his services and experience and devote his loyalty to the Companies upon the terms and conditions set forth in this Agreement.

                                    Agreement

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1.        Employment and Duties.

                           (a)      General. The Executive shall serve as the
President of each of the Companies. The Executive shall, to the best of his abilities, perform the duties of such offices and such additional administrative and executive duties as the Board of Directors (the "Boards") or Chairman of each of the Companies assign to him from time to time. The principal location at which the Executive's services are to be performed is Richmond, Indiana.

                           (b)      Employment Duties. Throughout the
"Employment Term," as defined in Section 2, the Executive shall: (i) devote his working hours, on a full-time basis (as defined below) to his duties under this Agreement, subject to the Executive's service to Fortune Diversified Industries, Inc. the parent company of the Companies ; (ii) faithfully and loyally serve the Companies; (iii) comply in all respects with the lawful and reasonable directions and instructions given to him by the Boards of each of the Companies; and (iv) use his best efforts to promote and serve the interests of the Companies. For the purposes of this Agreement, the term "full-time basis" shall be interpreted as the amount of time and level of commitment necessary, as determined by the Boards of each of the Companies in accordance with reasonable and customary standards to perform the duties associated with the Executive's positions with the Companies.

                           (c)      Exclusive Employment. Throughout the
Employment Term and subject to the Executive's service to Fortune Diversified Industries, Inc., the Executive shall not render his services, directly or indirectly, for compensation, to any other person or organization without the


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prior written consent of the Boards, nor shall the Executive engage in any activity which would interfere significantly with the faithful performance of his duties under this Agreement. Without limiting the generality of the foregoing, the Executive may perform minor services provided that the services do not contravene or conflict with the provisions of Section 1(b) or Section 5 through Section 9 of this Agreement.

         Section 2. Employment Term. The Executive's employment commences on the Effective Date and continues until September 30, 2006 unless the Executive's employment is terminated, as provided in Section 4 of this Agreement (the "Initial Term"). After the expiration of the Initial Term, the Executive's employment may, by written mutual consent of each of the Companies and the Executive, be renewed for additional two (2) year periods, or for such other period as the parties may agree, which such periods shall be governed by the terms and conditions of this Agreement (each a "Renewed Term"). The Initial Term and the Renewed Terms are collectively referred to as the "Employment Term."

         Section 3. Compensation and Other Benefits. The Companies shall pay and provide the following compensation and other benefits to the Executive as compensation for services rendered under this Agreement:

(a) Annual Salary. During the Employment Term, PSM shall pay (on behalf of the Companies) to the Executive, in accordance with the then-prevailing payroll practices of PSM, a total annual salary of One Hundred Twenty Thousand Dollars ($120,000) per full year (the "Annual Salary"), less applicable payroll deductions. The Annual Salary may be increased during each calendar year during the Employment Term in an amount deemed appropriate by the Boards of each of the Companies. In addition, during the Employment Term, PSM shall pay (on behalf of Fortune Diversified Industries, Inc., the parent company of the Companies ("FDI")) to the Executive, in accordance with the then-prevailing payroll practices of PSM, an annual salary of One Hundred Twenty Thousand Dollars ($120,000.00) per full year, less applicable payroll deductions. Such expenses shall be allocated back via intercompany to FDI.

(b) Employee Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in any employee retirement and other benefit plans and programs sponsored by and with a contribution level the same as the Companies for their employees of similar rank generally, subject to the terms and conditions thereof. Such benefits may include but are not limited to, a medical and dental plan, vision plan, flex-plan, short term disability plan, long term disability plan and a life insurance plan. Other benefits available to the Executive are more fully described on the attached Exhibit "A".

(c) Paid Time Off. During the Employment Term, the Executive shall be entitled to the following amount of Paid Time Off ("PTO"): Twenty (20) days per calendar year (prorated for partial years). The Executive shall receive full compensation and benefits during his PTO. Unused PTO shall not carry over from one year of the Employment Term to the next. Unsused PTO at the end of the Employment Term shall be paid to the Executive.

(d) Leave of Absence. Sick leave, holiday pay and all other leaves of absence will be in accordance with the Companies' established policies.

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(e) Other Compensation. The Executive shall be and remain eligible to participate in, in accordance with their respective terms and conditions, all benefit plans presently available or which may subsequently be made available by the Companies for the benefit of senior executives of the Companies.

         Section 4.        Termination of Employment.

(a) General. Prior to the expiration of the Employment Term, the Executive's employment may be terminated for any of the following reasons: (1) termination for cause, (2) termination without cause by the Companies, (3) death, or (4) disability. If the Companies desire to terminate the Executive's employment, the Companies shall provide the Executive with written notice of the Companies' intent to terminate the Executive (the "Termination Notice"). The effective date of the Executive's termination shall be specified in the Termination Notice (the "Termination Date").

(b) Termination for Cause.

                  (1) If, prior to the expiration of the Employment Term, the Boards of the Companies (collectively and not independently) terminate the Executive's employment for "Cause" (as defined in Section 4(b)(2)), the Executive shall be entitled to payment of that portion of the Executive's Annual Salary and other forms of compensation under Section 3 that the Executive earned through and including the Termination Date.

                  (2) Termination for "Cause" shall mean termination by the Boards of the Executive's employment with the Companies for any one or more of the following reasons:

                           (i) Any intentional, wanton, or reckless act or omission that constitutes a breach by the Executive of his obligations under this Agreement, fiduciary obligations or any failure by the Executive to perform the duties or to serve any of the Companies in the capacities prescribed by the Boards of each of the Companies in accordance with Section 1 which: a) if the act or omission is reasonably capable of being corrected within a thirty (30) day period, the Executive fails to correct the act or omission within thirty (30) days after written notice thereof, or b) if the act or omission is not reasonably capable of being corrected within a thirty (30) day period, the thirty (30) day correction period shall not be applicable.

                           (ii) The Executive's embezzlement of funds or misappropriation of assets of any of the Companies, the commitment of any act of moral turpitude, conviction of or a plea of guilty or no contest to a felony, engaging in any activity involving

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                           dishonesty, fraud, breach of fiduciary duty, or
                           engaging in any public conduct that has a material adverse effect on the Companies taken as a whole.

                           (iii) Any continued or repeated failure or refusal after receipt of written notice by the Executive to comply with all material policies, rules and regulations of the Companies, whether now in force or hereafter adopted.

                  (3) If the Executive is terminated for "Cause," the effective date of the Executive's termination specified in the Termination Notice shall be the date on which the Executive receives the Termination Notice.

(c) Termination Without Cause by the Companies. If prior to the expiration of the Employment Term, the Boards of the Companies (collectively and not independently) desire to terminate the Executive's employment, the Boards may, in their sole and absolute discretion, terminate the Executive's employment with the Companies at any time without Cause, by providing a Termination Notice to the Executive at least seven (7) days prior to the Termination Date. If the Companies terminate the Executive as provided in this Section 4(c), the Companies shall pay to the Executive the equivalent of one-twelfth of his Annual Salary (in effect on the Termination Date) per month (or a prorata portion thereof for a partial month), in accordance with the standard payroll practices of the Companies, until the expiration of the Employment Term and provide the Executive with the health and welfare benefits described in Section 3(b) (or the cash equivalent of the Companies contribution thereto, if according to the health and welfare benefit plan, the Executive can no longer participate once that Executive is terminated) throughout the period beginning on the Termination Date and ending upon the expiration of the Employment Term so long as the Executive makes any required employee contributions therefor. If the Executive dies or becomes Permanently Disabled (as defined below) subsequent to the Termination Date, the payments required by this Section 3(c) shall continue.

(d) Death. If the Executive dies prior to the expiration of the Employment Term or the Executive is entitled to receive payments from the Companies pursuant to
Section 4(b)(1) at the time of his death, the Executive's estate or personal representative shall be entitled to receive that portion of the Annual Salary that the Executive earned through and including the date of the Executive's death or in the case of earlier termination with Cause, the Termination Date.

(e) Disability. The Executive shall be deemed "Permanently Disabled" when he is deemed permanently disabled in accordance with the disability insurance policy of the Companies in effect at the time of the illness or injury causing the disability, or in the event no disability policy is then in effect, in accordance with the determination of a physician mutually selected by the Executive and the Board of Directors of PSM. If prior to the expiration of the Employment Term, the Executive becomes "Permanently Disabled," the Boards may terminate the Executive's employment with the Companies (collectively and not independently) by providing written notice to the Executive at least seventy-two
(72) hours prior to the Termination Date. If the Executive resigns from employment with the Companies (collectively and not independently) as a result of a Permanent Disability or the Companies

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(collectively and not independently) terminate the Executive's employment as a result of a Permanent Disability, the Executive shall be entitled to receive that portion of the Annual Salary that he earned through and including the Termination Date. In addition, the Executive shall be entitled to receive any benefits then due and payable pursuant to any benefit plan or compensation arrangement maintained by the Companies and with respect to which the Executive is a participant, and the Executive's participation in such benefit plans shall be continued throughout the period during which the Executive is entitled to receive a portion of the Annual Salary pursuant to this Section 4. Notwithstanding the above, the Companies shall be obligated to comply with the Americans with Disabilities Act, or other applicable law.

(f) Termination by the Executive. On the Effective Date, the Executive also executed an Executive Employment Agreement with Fortune Diversified Industries, Inc. If prior to the expiration of the Employment Term, Fortune Diversified Industries, Inc. terminates the Executive's employment, the Executive may, in his sole discretion, terminate this Agreement. In addition, the Executive may terminate this Agreement for any of the following reasons: (i) a material breach of this Agreement by the Companies and such breach is not cured by the Companies within thirty (30) days of receipt of a written notice from Employee; (ii) Companies changing the principal location at which the Executive's services are performed without the Executive's prior written consent; or (iii) Companies materially increasing Executive's responsibilities or duties under Section 1 without Executive's prior written consent; or (iv) Companies removing Executive as President of the Companies or materially diminishing Executive's responsibilities or duties under Section 1 without Executive's prior written consent. Any termination by the Employee pursuant to this Section 4(f) shall be deemed to be a termination of the Employee without Cause pursuant to Section 4(c).

         Section 5.        Secrecy and Confidential Information.

                           (a)      Confidential Information. "Confidential
Information" shall mean all information, whether or not originated by the Executive, which is (i) used in the business of any of the Companies and is proprietary to, about, or created by any of the Companies; (ii) designated as confidential by any of the Companies; or (iii) not generally known by any non-Companies personnel. Confidential Information includes, but is not limited to, the following types of information (whether or not reduced to writing or designated as confidential):

                  (1) Identifying information regarding any of the Companies' customers, clients and their representatives, contracts (contents and parties), client services, data provided by clients, and the type, quantity and specifications of products and services to be developed, being developed, being sold to, purchased, leased, licensed or received by clients of any of the Companies;

                  (2) Work product resulting from or related to work or projects performed by or to be performed for any of the Companies or for clients or customers of any of the Companies, including but not limited to programs, source code, object code, data base structures and interrelationships and arrangements, inventions, formulas, sketches, drawings, designs,

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                  developments, discoveries, improvements, applications,
                  know-how, interim and final lines of inquiry, hypotheses, research, reports, ideas and conclusions related thereto and the methods, processes, procedures, analysis and techniques used in connection therewith;

                  (3) Any of the Companies' internal personnel and financial information (including the revenue, costs or profits associated with any of the Companies' products); vendor and supplier names, payroll information, purchasing and internal cost information, internal service and operational manuals and other information of any of the Companies; and the manner and methods of conducting any of the Companies' businesses;

                  (4) Information with respect to any of the Companies' products, facilities and methods, systems, trade secrets and other intellectual property;

                  (5) Marketing and developmental plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, methods of obtaining business, forecasts, forecast assumptions and volumes, future plans and potential strategies of any of the Companies;

                  (6) Any other information relating to any of the Companies which may have been obtained by the Executive during his employment by any of the Companies and which is generally not known by members of the general public without breach of this Agreement by the Executive.

                  (7) Confidential Information does not include any information which: a) is in the public domain on the Effective Date; b) enters the public domain through no fault of the Executive; or
                  c) is rightfully communicated by a third party to the Executive free of any obligation of confidence.

                           (b)      Ownership of Confidential Information. The
Executive recognizes that the services he will perform under this Agreement are special, unique and extraordinary and that, by reason of his employment under this Agreement, he may acquire Confidential Information. The Executive hereby acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of the Companies, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive. Upon the termination of his employment with the Companies, or upon the request of the Companies, at any time, the Executive shall promptly deliver to the Companies all documents, tapes, disks, or other storage media and any other materials, and all copies thereof

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in whatever form, in the possession of the Executive pertaining to the business of the Companies, including, but not limited to, any containing Confidential Information.

         Section 6. Non-Disclosure and Non-Use of Confidential Information. In furtherance of this Agreement and in order to assure adequate protection of the Companies against the wrongful use or disclosure of Confidential Information, the Executive agrees that he will hold all Confidential Information of the Companies in strict confidence and solely for the benefit of the Companies, and that, except as necessary to perform his obligations to the Companies under this Agreement or with the prior written consent of the Boards, he will not directly or indirectly disclose or use or authorize any third party to disclose or use any Confidential Information. Notwithstanding the preceding sentence, the Executive may disclose, to the limited extent necessary, Confidential Information in an action to enforce the terms of this Agreement. Prior to any disclosure which the Executive makes by operation of law or lawfully issued subpoena, he will provide prior written notice to the Companies as far in advance as possible in order to permit the Companies to object to such disclosure or file a motion to quash any subpoena. The Executive understands and agrees that any violation of this Section 6 while employed by the Companies may result in immediate disciplinary action by the Companies, including termination of employment pursuant to Section 4(b)(2).

         Section 7. Non-Competition. During the Executive's employment with Companies and for a two (2) year period thereafter (the "Restricted Period"), the Executive shall not, without the express written consent of the Boards of each of the Companies, directly or indirectly engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with, as an officer, director, employee, partner, shareholder, consultant, manager, agent, or otherwise, any individual, corporation, partnership, firm, other company, business organization, or entity that is engaged in the professional employment organization business or human resources consulting business (including, but not limited to, benefits administration, payroll administration, health and workmen's compensation insurance management, personnel records management, employee liability management, employee recruiting and selection services, performance management, training and development services and human resource consultation services) in the States of Indiana or Ohio. The Executive's obligations set forth in this Section 7 and the Companies' rights and remedies with respect thereto, whether legal or equitable, shall remain in full force and effect during the Restricted Period, notwithstanding any prior termination or resignation of the Executive or any other prior termination of this Agreement for any reason. The parties recognize and agree that due to the nature of the Companies' businesses and their scope of operations, and due to the nature of the Executive's position within the Companies and his access to and knowledge of Confidential Information of the Companies, and in further consideration of the Companies' legitimate protectible interests in a highly competitive business environment, the covenants and restrictions, including but not limited to, the geographic areas set forth above and other restrictions placed on the Executive's ability to engage in any activity competitive with the Companies, are required to be broad in scope and the parties acknowledge that such breadth is reasonable. The Executive further acknowledges and agrees that the breadth of such restrictions is reasonable because he has become acquainted with the affairs of the Companies, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers and prospective customers, trade secrets, intellectual property, Confidential Information, and

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other information proprietary to the Companies. The Executive acknowledges and agrees that each of the Companies has a need to protect, through the above restrictions, each of the foregoing interests and each of the Companies' goodwill, and to prevent unfair competition and the inevitable use or disclosure of Confidential Information or trade secrets. The express provisions of this
Section 7 shall survive termination of this Agreement. Notwithstanding the preceding sentence, if a) the Companies materially breach this Agreement (and fail to remedy such breach within thirty (30) days of receipt of written notice from the Executive) and fail to continue to pay in the ordinary course the compensation due to the Executive until the expiration of the Employment Term; or b) if the Companies or Fortune Diversified Industries, Inc. cease to engage in the professional employment organization business or the human resources consulting business in the states of Indiana or Ohio, this Section 7 shall terminate and shall have no further force or effect.

Section 8. Non-Solicitation. During the Restricted Period, the Executive shall not, without the express written consent of the Boards of each of the Companies, directly or indirectly, as an individual or on behalf of any other individual, corporation, partnership, firm, other company, business organization, or entity, or in any other capacity: (i) call upon, solicit, contact, or service any customer, client, or potential customer or client of any of the Companies that the Executive called upon, solicited, contacted, or serviced for any of the Companies; (ii) call upon, solicit, contact, or service any individual, corporation, partnership, other company, or business of which the Executive became aware through any of the Companies for any purpose or interest competing with any of the Companies; (iii) call upon, solicit, contact, or service any person or entity who is or was during the Executive's Employment Term a vendor or supplier of or for any of the Companies; or (iv) solicit for employment, endeavor to entice away from any of the Companies, recruit, hire, or otherwise interfere with any of the Companies' relationship with any person who is employed by or otherwise engaged to perform services for any of the Companies (including, but not limited to, any independent sales representatives or organizations). The Executive's obligations set forth in this Section 8 and each of the Companies' rights and remedies with respect thereto, whether legal or equitable, shall remain in full force and effect during the Restricted Period, notwithstanding any prior termination or resignation of the Executive or any other prior termination of this Agreement for any reason. The express provisions of this Section 8 shall survive termination of this Agreement. Notwithstanding the preceding sentence, if a) the Companies materially breach this Agreement (and fail to remedy such breach within thirty (30) days of receipt of written notice from the Executive) and fail to continue to pay in the ordinary course the compensation due to the Executive until the expiration of the Employment Term; or b) if the Companies or Fortune Diversified Industries, Inc. cease to engage in the professional employment organization business or the human resources consulting business in the states of Indiana or Ohio, this Section 8 shall terminate and shall have no further force or effect.

         Section 9.        Intellectual Property.

(a) Acknowledgment of Companies Ownership. If the Executive as part of his activities on behalf of the Companies generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or constituting Confidential Information), any copyrightable

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work (whether or not constituting Confidential Information) or any other form of
Confidential Information relating directly or indirectly to any of the Companies' businesses as now or hereafter conducted (collectively, "Intellectual Property"), the Executive acknowledges that such Intellectual Property is the exclusive property of the Companies and hereby assigns all right, title and interest in and to such Intellectual Property to the Companies. Any copyrightable work prepared in whole or in part by the Executive will be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and the Companies shall own all of the rights comprised by the copyright therein. The Executive shall promptly and fully disclose all Intellectual Property to the Companies and shall cooperate with the Companies to protect the Companies' interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Companies, whether such requests occur prior to or after the termination of the Executive's employment with the Companies).

(b) Delivery of Materials upon Termination of Employment. As requested by the Companies from time to time and upon the termination of the Executive's employment with the Companies for any reason, the Executive shall promptly deliver to the Companies all copies and embodiments, in whatever form, of all Intellectual Property in the Executive's possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing or constituting Intellectual Property) irrespective of the location or form of such material and, if requested by the Companies, shall provide the Companies with written confirmation that all such materials have been delivered to the Companies.

         Section 10. Injunctive Relief/Remedies. The parties hereto hereby acknowledge and agree that: (i) the Companies would be irreparably injured in the event of a breach or threatened breach by the Executive of any of his obligations contained in Section 5 through Section 9; (ii) monetary damages would not be an adequate remedy for such breach; and (iii) the Companies shall be entitled to injunctive relief, in addition to any other remedy which they may have, in the event of such breach. Injunctive relief shall include, but not be limited to, a temporary restraining order and/or a preliminary or permanent injunction to restrain or enjoin any violation or threatened violation of this Agreement. The Companies shall be entitled to immediate injunctive relief without notice and without the posting of any bond. The parties hereto hereby acknowledge that, in addition to any other rights and remedies the Companies may have under Section 10 hereof, the Companies shall have the right and remedy to require the Executive to account for and pay over to the Companies all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 5 through Section 9, and the Executive hereby agrees to account for and pay over such Benefits to the Companies. In addition, the Companies shall be entitled to recover from the Executive all costs, expenses, and reasonable attorneys' fees incurred by the Companies in seeking either enforcement of this Agreement or damages for its breach, or in defending any action brought by the Executive to challenge or construe the terms of this Agreement. Furthermore, the Companies shall also be entitled to recover prejudgment interest on all amounts recovered in the amount of ten percent (10%) per annum. Each of the rights and remedies enumerated in this Section 10 shall be independent of the other, and shall be severally enforceable, and all of such rights and

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remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Companies under law or in equity. It is the intent of the parties hereto that the restrictions and covenants contained in Section 5 through Section 9 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Executive hereby acknowledging that said restrictions are reasonably necessary for the protection of the Companies). Accordingly, it is hereby agreed that if any of the provisions of Section 5 through Section 9 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction. The parties agree that if the Executive has violated any of the restrictions or covenants in Section 5 through Section 9, or if there is a basis for the granting of injunctive relief in accordance with the terms of this Agreement, then the period of all of the restrictions and covenants set forth in Section 5 through Section 9 automatically shall be extended by the number of days during which: (i) the Executive was in violation of such restriction or covenant; or
(ii) such a basis for the granting of injunctive relief existed, whichever period is longer. The Executive agrees to provide a copy of this Agreement to any person or entity that employs or attempts to employ him during the term of this Agreement.

         Section 11. Executive Warranties. The Executive represents and warrants that his employment by the Companies and his execution and performance of this Agreement do not and will not violate any express or implied obligation to any former employer or other party. The Executive further represents that he has not brought with him and will not use or disclose during his employment with the Companies any information, documents, or materials subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy.

         Section 12. Nonassignability.

         (a) By the Executive. The Executive shall not assign or delegate this Agreement or any other right, duty, obligation, or interest under this Agreement without each of the Companies' prior written consent; provided, however, that nothing shall preclude the Executive from designating beneficiaries to receive benefits payable under this Agreement upon his death, and nothing shall preclude the Executive's executors, administrators or their legal representatives, from assigning any rights under this Agreement to any person.

         (b) By the Companies. The Companies may assign, delegate, or transfer this Agreement and all of the Companies' rights and obligations under this Agreement to any of its subsidiaries or to any business entity that by merger, consolidation, or otherwise acquires all or substantially all of the assets of the Companies or to which the Companies transfers all or substantially all of its assets. Upon assignment, delegation or transfer, any affiliate, subsidiary, or business entity related to the Companies shall be deemed to be substituted for the Companies for all purposes of this Agreement.

         (c) Binding Effect. Except as limited under Section 12(a) and Section 12(b), this Agreement shall be binding upon and inure to the benefit of the parties hereto, any

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successors or assigns of the Companies, and the Executive's heirs and the personal representatives or executor of the Executive's estate.

         Section 13. Severability. Except as otherwise provided in Section 10 herein, if a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, then so long as the partial invalidity does not cause this Agreement to fail its essential purpose, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

         Section 14. Amendment. This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by all parties to this Agreement; provided, however, that the Boards of each of the Companies shall have previously approved each of the Companies' agreement to any modification, amendment or waiver.

         Section 15. Waiver. The waiver by any party of compliance by any other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any party of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

         Section 16. Claims by Executive. Any claim or cause of action by the Executive against any of the Companies shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

         Section 17. Governing Law and Jurisdiction. The laws of the State of Indiana shall govern the validity, performance, enforcement, interpretation and any other aspect of this Agreement, notwithstanding any state's choice of law provisions to the contrary. The parties intend the provisions of this Agreement to supplement, but not displace, their respective rights and responsibilities under the Indiana Trade Secrets Act, IC Section 24-2-3-1 et seq., as amended. The parties to this Agreement irrevocably consent to the jurisdiction and venue of the courts of Marion County in the State of Indiana and the United States District Court for the Southern District of Indiana with respect to any and all actions related to this Agreement or the enforcement of this Agreement, and the parties to this Agreement hereby irrevocably waive any and all objections thereto.

         Section 18. Notices. All notices required or desired to be given under this Agreement shall be in writing and shall be deemed to have been duly given
(i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of receipt by the

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

party to whom notice is to be given if transmitted to such party by facsimile, provided a copy is mailed as set forth below on the date of transmission, or
(iii) on the third day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:


         (a) If to the Companies, to:

             Carter Fortune
             6809 Corporate Drive
             Indianapolis, IN  46278


         (b) If to the Executive, to such address for the Executive as is last shown on the payroll records of the Companies.

Either party may, by giving written notice to the other party, change the address to which notice shall then be sent.

         Section 19. Prior Agreements. This Agreement is a complete and total integration of the understanding of the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations, commitments, agreements, writings and discussions with respect to the subject matter of this Agreement and any other agreement between the parties relating to employment, and all prior negotiations, commitments, writings, and discussions will have no force or effect.

         Section 20. Headings. The subject headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement.

         Section 21. Counterparts. This Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one counterpart signed by the party against which enforceability is sought needs to be produced to evidence the existence of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

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



         IN WITNESS WHEREOF, the Companies and the Executive have executed this Agreement as of the date set forth above.



"Companies"                                 "Executive"
Professional Staff Management, Inc.


By:    ____________________________         ________________________________
                                            Harlan M. Schafir


Professional Staff Management, Inc. II


By:    ____________________________


Pro Staff, Inc.


By:    ____________________________








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

                                    EXHIBIT A

                                 OTHER BENEFITS

1. Use of a company car (purchased new every three (3) years and comparable to an Infinity Q45).

2.       Long-term care insurance (cost of approximately $264.00 per month).

3. Split Dollar Life Policy (held temporarily until the new $8,000,000 term life insurance policy is purchased; while held Executive's wife shall be named the beneficiary).

4. AICPA Life Policy (held temporarily until the new $8,000,000 term life insurance policy is purchased; while held Executive's wife shall be named the beneficiary).

5. Long Term Disability Income Insurance as mutually agreed between the Executive and the Board of Directors of PSM.

6. Reimbursement of business related expenses reasonably incurred by the Executive in the performance of his duties.







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